UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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EQT CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 28, 2019, EQT Corporation (the “Company”) issued the following news release:

NEWS RELEASE

EQT Strongly Disagrees with ISS Recommendation

All EQT Independent Director Nominees Believe Electing the Toby Rice Group Nominees
Would Destroy Value and Be Disastrous for EQT’s Operations

Report Ignores the Successful Transformation and Ongoing Progress
EQT’s Board and Management Team are Delivering

Recommendation Overlooks the Significant Conflicts of the Toby Rice Group Nominees

Recommendation to Elect Toby Rice’s “Friends and Family” Slate
is Not Appropriate or Consistent with Best-in-Class Governance Practices

EQT Urges Shareholders to Protect the Value of Their Investment by

Voting “FOR” All 12 of EQT’s Highly Qualified Nominees on the GOLD Universal Proxy Card

PITTSBURGH — (June 28, 2019) — EQT Corporation (NYSE: EQT) today issued the following statement in response to a report issued by Institutional Shareholder Services (“ISS”) in connection with the election of directors to EQT’s Board at the Company’s 2019 Annual Meeting of Shareholders, scheduled for July 10, 2019:

EQT strongly disagrees with ISS’s recommendation to vote for the Toby Rice Group nominees. As compared to EQT’s purpose-built Board, the Toby Rice Group nominees are significantly less qualified, less experienced and highly conflicted. Like Toby Rice’s “friends and family slate,” it seems that ISS decided to support Toby Rice based on false information published by the Toby Rice Group and without thoughtfully evaluating the detrimental impact the election of the dissident nominees would have on the Company’s operations.

The EQT Board of Directors has taken a thoughtful and deliberate approach to assembling a purpose-built Board. Through this ongoing refreshment process, EQT is optimizing its Board to oversee continued improvement in EQT’s operational efficiency, cost structure, free cash flow and corporate governance practices.

Toby Rice’s campaign is centered on replacing the majority of the Board and installing himself as CEO, at which point he has indicated that he would replace up to 15 of the Company’s department heads with former Rice Energy employees — changes that we believe would derail EQT’s progress. ISS failed to recognize that the Toby Rice Group’s campaign is premised on stale arguments that are irrelevant following the significant transformation EQT has achieved. The Toby Rice Group has repeatedly made false claims regarding EQT’s business and continues to promote its deeply flawed analysis. We believe shareholders will be best served by electing directors who will act on an informed basis and in the best interests of ALL EQT shareholders.

EQT’s refreshed Board and management team are executing an aggressive, bottom-up strategic plan to accelerate the Company’s transformation into a free cash flow leader. The Company’s strong operational and financial results for the last three quarters underscore the success of this plan and the new team’s execution. EQT is on track to generate approximately $300 to $400 million of adjusted free cash flow[1] in 2019, and more than $3 billion of adjusted free cash flow[1] through 2023, with additional upside expected from the Company’s Target 10% cost-cutting initiative. The new EQT team is committed to building on its momentum and maximizing value for all EQT shareholders.

1  Adjusted free cash flow is a non-GAAP financial measure, see disclosures for definition and pricing assumptions.

NEWS RELEASE

Unfortunately, ISS has chosen to ignore the progress that EQT has achieved. Among the many errors contained in its report, we are particularly disappointed that ISS was misled by Toby Rice’s baseless and unachievable well cost claims. Notably, the Toby Rice Group has already begun to walk back its prior commitments. The Toby Rice Group filed an investor presentation with the SEC that states its “100-day plan” will enable EQT “to generate well costs below $735/ft.” However, a subsequently filed supplemental slide regarding executive compensation notes that $735/ft is actually the Toby Rice Group’s base target by 2021. We believe this shows that even the Toby Rice Group views its own target as unachievable in the near term. We strongly disagree with ISS’s decision to blindly accept this false and misleading figure simply because the Toby Rice Group linked it to a subset of longer-term compensation. This is questionable logic at best when the recipients are seeking to replace management and a majority of the Board.

ISS also disregarded independent analysis conducted by industry research specialist Wood Mackenzie, which found that EQT’s well productivity, costs and planning efficiency were historically as competitive as, or better than, Rice Energy’s. Today, EQT is one of the lowest cost operators in the Appalachian Basin, and the new management team has already identified $175 million in annual cost savings since assuming their roles in November 2018. ISS has unfortunately rubber-stamped the Toby Rice Group plan without evaluating independent analysis that raises serious concerns about Toby Rice’s “bait and switch” strategy.

The ISS report also overlooked the EQT Board’s comprehensive and detailed evaluation of Toby Rice’s qualifications and issues that would result from having two brothers on the same board. As a result of this evaluation, the EQT Board determined that Toby Rice would not be the right leader for a large, complex and established organization, and is not qualified to serve as a director or executive of EQT. Toby’s actions while at Rice Energy directly contradict his purported strengths as a leader and culture agent. EQT shareholders and employees deserve real leadership and the positive culture already arising from the Company’s newly refreshed Board and management team.

Furthermore, EQT has demonstrated that it values a wide range of perspectives in the boardroom, including strong shareholder voices, and recognizes the benefit of having a former Rice Energy executive with experience as a public company CEO on the Board. Those are among the reasons EQT re-nominated Daniel Rice, the former CEO of Rice Energy, who together with the Rice family, owns 3.1% of EQT shares. However, we fail to see how Toby Rice, a second, less qualified member of the Rice family who does not bring a differentiated skillset or shareholder voice from Daniel Rice, or any of the Toby Rice Group’s nominees, would maintain board independence and believe it would in fact create a dangerous voting clique. We believe that ISS’s recommendation is not appropriate or consistent with best-in-class governance practices.

It is important to note that while ISS has advocated for five EQT director nominees, it has elected to disregard the informed views of those nominees — all of whom have noted that electing the Toby Rice Group nominees, and then appointing Toby Rice CEO and implementing his agenda, would be value destructive for EQT.

The EQT Board strongly urges shareholders to PROTECT THE VALUE OF THEIR INVESTMENT by voting today “FOR” all 12 of EQT’s director nominees on the GOLD universal proxy card. Shareholders should simply discard and NOT vote using any white proxy cards they may receive from the Toby Rice Group.

Additional materials regarding the Board of Directors’ recommendations for the 2019 Annual Meeting can be found at VoteGoldForEQT.com.

NEWS RELEASE

If you have any questions, or need assistance in voting

your shares on the GOLD universal proxy card,
please call EQT’s proxy solicitor:

INNISFREE M&A INCORPORATED

TOLL-FREE at 1-877-687-1866 (from the U.S. or Canada)

Or at (412) 232-3651 (From Other Locations)

Please discard and do NOT vote using any white proxy cards you may receive from the Toby Rice Group

About EQT Corporation:

EQT Corporation is a natural gas production company with emphasis in the Appalachian Basin and operations throughout Pennsylvania, West Virginia and Ohio. With 130 years of experience and a long-standing history of good corporate citizenship, EQT is the largest producer of natural gas in the United States. As a leader in the use of advanced horizontal drilling technology, EQT is committed to minimizing the impact of drilling-related activities and reducing its overall environmental footprint. Through safe and responsible operations, EQT is helping to meet our nation’s demand for clean-burning energy, while continuing to provide a rewarding workplace and support for activities that enrich the communities where its employees live and work. Visit EQT Corporation at www.EQT.com; and to learn more about EQT’s sustainability efforts, please visit https://csr.eqt.com.

EQT Management speaks to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via the Company’s investor relationship website at ir.eqt.com.

Cautionary Statements

This communication contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this communication specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including guidance regarding projected adjusted free cash flow. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently available to the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” of the Company’s Form 10-K for the year ended December 31, 2018, as filed with the SEC and as updated by subsequent Form 10-Qs filed by the Company, and those set forth in the other documents the Company files from time to time with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

NEWS RELEASE

NON-GAAP DISCLOSURES

Adjusted Free Cash Flow

Adjusted free cash flow is defined as the Company’s net cash provided by operating activities less changes in other assets and liabilities, less accrual-based capital expenditures attributable to continuing operations. Adjusted free cash flow is a non-GAAP supplemental financial measure that the Company’s management and external users of its consolidated financial statements, such as industry analysts, lenders and ratings agencies use to assess the Company’s liquidity. The Company believes that adjusted free cash flow provides useful information to management and investors in assessing the impact of the Company’s ability to generate cash flow in excess of capital requirements and return cash to shareholders. Adjusted free cash flow should not be considered as an alternative to net cash provided by operating activities or any other measure of liquidity presented in accordance with GAAP.

The Company has not provided projected net cash provided by operating activities or a reconciliation of projected adjusted free cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its and customers’ payments, with accuracy to a specific day, months in advance. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items, that impact reconciling items between net cash provided by operating activities and adjusted operating cash flow and adjusted free cash flow, as applicable. Natural gas prices are volatile and out of the Company’s control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Therefore, the Company is unable to provide projected net cash provided by operating activities, or the related reconciliation of projected adjusted free cash flow to projected net cash provided by operating activities, without unreasonable effort. Projected 2019 adjusted free cash flow is based on average NYMEX natural gas price (April to December) of $2.79 per MMbtu as of March 31, 2019. For the period 2020 through 2023, projected adjusted free cash flow is based on average NYMEX natural gas price of $2.85 per MMbtu for Henry Hub and ($0.45) local basis.

Important Information

EQT Corporation (the “Company”) filed a definitive proxy statement and associated GOLD universal proxy card with the Securities and Exchange Commission (the “SEC”) on May 22, 2019 in connection with the solicitation of proxies for the Company’s 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”). Details concerning the nominees for election to the Company’s Board of Directors at the 2019 Annual Meeting are included in the definitive proxy statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the relevant documents filed by the Company with the SEC, including the definitive proxy statement, free of charge by visiting the SEC’s website, www.sec.gov. Investors and shareholders can also obtain, without charge, a copy of the definitive proxy statement, when available, and other relevant filed documents by directing a request to Blake McLean, Senior Vice President, Investor Relations and Strategy of EQT Corporation, at BMcLean@eqt.com, by calling the Company’s proxy solicitor, Innisfree M&A Incorporated, toll-free, at 877-687-1866, or from the Company’s website at https://ir.eqt.com/sec-filings.

Contacts:

Analyst inquiries:

Blake McLean — Senior Vice President, Investor Relations and Strategy

412.395.3561

BMcLean@eqt.com

Media inquiries:

Michael Laffin — Vice President, Communications

412.395.2069

MLaffin@eqt.com

On June 28, 2019, the Company made the following updates to its shareholder communications website, http://votegoldforeqt.com/: